Schiphol, 9 January, 2020

To Pierre Laubies

Subject: Employment contract

Dear Pierre,

In light of the establishment of our Management headquarter in Amsterdam, your employment agreement with the Group will transfer from Coty Services UK Limited to Coty Netherlands B.V., effective January 1st, 2020.

Your contract is expected to be transferred to COTY MANAGEMENT B.V. in the course of 1H 2020, that you hereby expressly accept.

We thank you to put your initials on each page and sign the last one.

1 Termination UK employment

This agreement replaces all your previous employment agreements with another group entity, in particular your employment contract signed with Coty Services UK on November 12th, 2018, except the following provisions that will continue to apply :

- Clause 2 (position)
- Clause 4 (Stock Purchase)
- Clause 5 (Matching Award)
- Clause 6 (Sign-On Restricted Stock Unit Award)
- Clause 12 (Miscellaneous, Claw back)
- The Subscription and Stock Option Agreement and the Restricted Stock Unit award Terms and Conditions under the Coty Inc. Equity and Long-Term Incentive Plan that were attached.

The plans and regulations referred to in the clauses might however be amended from time to time, in which case the most recent version always applies.

2 Term and role

Your employment with Coty Netherlands B.V. will start as of January 1st, 2020 and is for an indefinite period. You will continue to be employed as Chief Executive Officer.

Your length of service built up in the UK will be respected by Coty Netherlands B.V., i.e., November 12th, 2018.

The position of CEO can imply that you will also act as a managing director or supervisory director of other companies that are or will be affiliated or parent with your employing entity, without receiving additional remuneration for that. If your position of CEO is terminated, you shall resign from those positions, without being entitled to any compensation.

You agree to travel and work (both within and outside Europe) as may be required for the proper performance of your duties under the employment agreement.

You may only perform additional activities if Coty has given its prior written consent. If the additional activities are compatible with your duties and Coty’s interests, this consent will, in principle, be given. If the nature of the additional activities for which we have given our consent changes, you shall discuss this with us and come to further agreement.

3 Base Salary and Executive Benefits

Your gross base salary amounts to € 1,351,550 per year, including holiday allowance. As mentioned in the Local Company Regulations, this holiday allowance will be paid in the month of May of each year. The year for the calculation of the holiday allowance runs from 1st June up to and including 31 May of the current year.

This means that the gross salary per month will be € 104,363.43. All amounts are based on a fulltime employment.

All the statutory deductions such as wage withholding tax and national insurance contributions will be deducted from the gross salary and the gross holiday allowance. The employer will provide a statement (pay slip) containing details of the deductions made from the gross salary and the gross holiday allowance. An annual statement will be provided at the end of the year. Employee agreements with receiving the statements digitally.

4 Company policies and regulations

The enclosed Local Company Regulations, dated September 2nd, 2019, apply to this employment agreement and are part of this agreement. These regulations might be updated.

You will participate in the employee benefits plans, generally made available to senior executives of the Group in the Netherlands, including without limitation any pension plan or medical plan.

The next attachments are also part of this agreement:
•Car Policy
•iPhone and iPad Policy
•RCA
•Three Party Transfer Agreement

5.  Termination

The employment may be terminated by you or by Coty as from the last day of any calendar month by written notice to the other party; You accept to observe a notice period of 3 months and Coty Agrees to observe a notice period of 6 months. Where notice has been served by either party, Coty may in its absolute discretion to require you to take Garden Leave for all or any part of the notice. You also may be asked to resign immediately from any offices you hold with the Company or with any Group Company.

Upon termination, unless otherwise agreed, you will be deemed to have resigned from all positions (including but not limited to any officer or director positions) and you commit to execute any document or instruments that could be necessary to effectuate such resignation.

Coty shall pay you one annual base salary (including holiday allowance) if the employment agreement ends due to termination of the employment agreement by or at the initiative of Coty for reasons other than :
•urgent cause as referred to in article 7:678 BW,
•grossly culpable acts or omissions on your part within the meaning of article 7:673 BW;
•reaching the pensionable age; and
•after two years of illness.

Coty shall pay you two annual base salaries (including holiday allowance) if the employment agreement ends due to a Change in Control.

If Coty gives notice of termination of the employment agreement, the sum that Coty has paid or will pay you in connection with the applicable notice period will be deducted from the payment referred to in this Clause 5.

If the court awards you additional equitable compensation in connection with the termination of your employment agreement, such compensation will be deducted from the payment referred to in this Clause 5.

The transition payment as referred to in article 7:673 BW is deemed to be included in the payment referred to in this Clause 5.

The employment will in any case terminate on the day on which you reach the pensionable age under the State Pension Act (Algemene Ouderdomswet).

6 Illness

In the event that you are prevented from performing your duties under this agreement as a result of illness, injury or other physical incapacity as referred to in article 7:629 of the Dutch Civil Code (Illness), you are required to give notice thereof to Coty Netherlands B.V at the earliest possible opportunity. During a period of Illness, you agree to (i) comply with all provisions of Dutch law regarding illness or disability, (ii) follow all instructions or directions of Coty and/or any other authority, if any, and (iii) co-operate with a medical examination by a physician to be appointed by Coty, if such examination is required by the company in addition to (i) and (ii) hereof.

Consecutive periods of Illness interrupted by one or more periods of less than four weeks each, during which you perform (part of) your duties, will be deemed to be one period of Illness for the determination of the time during which Coty shall continue to pay your base salary.

The payments you will receive under the Company policy will be made less any amounts paid directly to you under any statutory insurance and/or insurance taken out by Coty in this respect, to which you did not contribute, and/or benefit of and/or claims in respect of loss of income vis-a-vis third parties in connection with said Illness and/or any amounts earned by you in respect of activities performed during the period that you could have performed your job in case you would not have been prevented to do so due to Illness.

7 Confidentiality

Confidential Information

In any event “confidential information” includes information, in any form, about the business operations, manufacturing processes, products, technology, inventions, know-how,

suppliers, customers and other contacts of Coty and its group companies which you know or should reasonably know is confidential and which is not generally known to, or easily accessible for, individuals within the circles that are usually involved in that type of information.

Confidentiality obligation

With respect to the confidential information referred to in this Clause 6, you shall, both during and after the end of this agreement, (i) maintain confidentiality and refrain from disclosing it to any third party other than insofar as strictly necessary - Coty’s employees, directors or agents, and (ii) refrain from using it for any purpose other than what is required in connection with the performance of this agreement. When doing so, you shall act in accordance with the internal policy rules that apply to the handling of confidential information.

The above does not apply insofar as you are obliged to disclose confidential information pursuant to the law (Dutch or otherwise) or a court decision. In that case you shall:
(a) inform Coty immediately about your obligation to disclose information; unless it is reasonably impossible, consult with Coty prior to disclosing this information;

(b) take responsible measures to ensure that the disclosed information is handled confidentially and is not used for purposes other than those for which the information was disclosed; and

(c) at Coty’s request, provide all reasonable assistance in taking legal measures to resist the obligation to disclose information or to restrict or prevent the disclosure of the information.

If you fail to act in accordance with this Clause 6, you shall immediately inform Coty of that fact and take all measures that may reasonably be expected in order to reverse or mitigate this failure.

8 Non-competition, Non-solicitation, Non-poaching, Intellectual Property rights

During your employment and for a period of twelve months after the end of this agreement, you shall not, without Coty’s prior written consent, directly or indirectly, for yourself or for others, and whether for payment or otherwise, in any way work for, or be involved with or have an interest in, any person or organization which conducts activities comparable to or competing with Coty’s and its group activities. The preceding sentence also applies to activities in areas in which the group has become active since the commencement of this agreement. This non-competition clause applies to businesses or organizations worldwide.

The provisions of the previous paragraph will remain in effect if your work duties are extended or limited after this agreement has been signed. The parties acknowledge that this change in the work duties is part of your position and is forseeable from the commencement date of this agreement.

During your employment and for a period of twelve months after the end of this agreement, you shall not, without Coty’s prior written consent, directly or indirectly, for yourself or for others, and whether for payment or otherwise, in any way do business or maintain any form of business contact with, work for, be involved with or have an interest in existing or future customers or commercial contacts of Coty or its group legal entities.

During your employment and for a period of twelve months after the end of this agreement, you shall not, directly or indirectly, for yourself or for others, in any way poach the employees of Coty or its group legal entities with the aim of inducing these employees to terminate their employment relationship with the group.

To the extent the rights specified hereafter are not vested in Coty Netherlands B.V. by operation of law on the grounds of the employment relation between you and Coty, you hereby explicitly state that you shall transfer and, to the extent possible, hereby in advance transfer to the company any intellectual property rights of whatever nature in or arising from any work, ideas, concepts, discoveries, inventions, improvements and/or developments and all other similar or analogous items mode or acquired by you in the discharge of your duties for Coty or any of its affiliated companies. You acknowledge your salary includes reasonable compensation for the fact that the intellectual property rights will vest in Coty by operation of law or for the transfer to Coty of such rights.

9 Penalty

If you are in breach of the obligations referred to in Clause 7 and 8, you must, in derogation from Article 7:650(3),(4) and (5) BW, pay to Coty, without any demand or other prior notice being required, a non-recurring penalty of 10.000 EUR to be increased by a penalty of 500 EUR for each day, including part of a day, during which the breach continues. Coty is entitled to the forfeited penalty without prejudice to any claim for performance of the obligations set out in Clause 7. Coty may claim damages instead of this penalty.

10  Amendment

Coty may amend this employment agreement unilaterally within the scope of articles 7:613 BW.

11 GDPR

Taking the rights and obligations based on the General Data Protection Regulations (GDPR) (and the implementing law connected to this) into account, the employee has drawn up a Data Privacy policy. This policy is provided separately. By signing this employment agreement, employee confirms to have taken notice of this Data Privacy policy.

12 Laws of the Netherlands

This agreement and any non-contractual obligation arising out of or in connection with it are governed exclusively by Dutch law.

Best regards,

Coty Netherlands B.V.      In agreement:
Jaap Bruinsma       M. Pierre LAUBIES
HR Director

/s/ Jaap Bruinsma      /s/ Pierre Laubies